PRESS RELEASE                            Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
o // 813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
o // 813.371.5839

201 N Franklin St
Ste 300
Tampa, FL 33602

Masonite International Corporation Adds New Board Members

Tampa, FL, February 26, 2018 - Masonite International Corporation (NYSE: DOOR) today announced that Daphne E. Jones, formerly Senior Vice President - Future of Work for GE Healthcare, Thomas W. Greene, currently Chief Information & Business Services Officer for Colgate-Palmolive, and William S. Oesterle, co-founder of Angie’s List and currently CEO of tMap, LLC, were elected to the company’s Board of Directors effective immediately, expanding the size of the Board from nine to twelve members.

“These individuals bring a wealth of knowledge to the Masonite Board in the important areas of e-commerce, information technology, cyber-security, digital and shared services. They are welcome additions to our Board and we look forward to their contributions to Masonite’s continued success,” said Robert J. Byrne, Chairman of the Board of Directors.

Ms. Jones served as the Senior Vice President - Future of Work for GE Healthcare from May 2017 to October 2017 and before that served as the Senior Vice President - Chief Information Officer for GE Healthcare Imaging and Services since August 2014. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc. from October 2009 through June 2014. Previously she served as Vice President and Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM.

Mr. Greene has served in various information technology roles for Colgate-Palmolive since 2002, including Chief Information & Business Services Officer since 2012, Chief Information Officer from 2007 to 2012, Vice President - Global Development from 2005 to 2007, and Vice President - Global Information Technology - Americas from 2002 to 2005. Prior to joining Colgate-Palmolive, he served in various information technology roles with Honeywell International from 1996 to 2002 and Mars, Inc. from 1990 to 1996. He also currently sits on

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several technology advisory boards, Including SAP’s Executive Advisory Board since 2007 and IBM’s Board of Advisors since 2010.

Mr. Oesterle is the founder of tMap, L.L.C. and has served as its Chief Executive Officer since 2017. Prior to that, Mr. Oesterle served as the Executive Chairman of OurHealth, L.L.C. from 2016 to 2017. Mr. Oesterle was the co-founder of Angie’s List and served as its Chief Executive Officer from 1999 to 2015 and on its Board of Directors from 1995 to 2015. Prior to joining Angie’s List, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm from 1994 to 1998. Mr. Oesterle has served on the Board of Directors of The
National Bank of Indianapolis Corporation since 2007.

The company also announced that Rick J. Mills and John C. Wills, currently members of the Board of Directors of the company, are retiring from the Company’s Board of Directors effective at the 2018 annual meeting of shareholders currently scheduled to be held on May 10, 2018 and therefore have not been nominated for reelection at the annual meeting. “Rick and John have each made significant contributions to Masonite’s success over the years. We appreciate all of their efforts on behalf of Masonite,” said Byrne.

The size of the Board is being reduced from twelve to ten members effective immediately prior to the election of Directors at the 2018 annual meeting of shareholders.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Additional information about Masonite can be found at www.masonite.com.

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